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                                                                     EXHIBIT 2.3


                                 TRANSITION AGREEMENT


   This Transition Agreement ("Agreement"), is made and entered into as of the 20th day of October, 1997, by and between Dura Pharmaceuticals, Inc., a Delaware corporation ("Dura"), and Scandipharm, Inc., a Delaware corporation ("Scandipharm").

                                       RECITALS

   A. Dura, Scandipharm and Scandi Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Dura ("Scandi"), have entered into an Agreement and Plan of Merger and Reorganization dated as of October 20, 1997 (the "Merger Agreement"), pursuant to which the parties have agreed to combine the businesses of Dura and Scandipharm by means of a merger of Scandi with and into Scandipharm upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined herein shall have the same meaning herein as in the Merger Agreement.

   B. Scandipharm and its subsidiaries (the "Scandipharm Subsidiaries") are in the business of providing products for the treatment of cystic fibrosis. The term "Scandipharm" as used herein shall include the Scandipharm Subsidiaries as appropriate.

   C. Closing under the Merger Agreement is schedule to occur on the date specified in the Merger Agreement, assuming that all of the conditions to closing set forth therein have been satisfied as of that date.

   D. Dura and Scandipharm wish to provide for a smooth and efficient transition and integration of the businesses of Dura and Scandipharm, pending the closing of the transactions provided for in the Merger Agreement.

   NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, IT IS AGREED AS FOLLOWS:

   I. STRATEGIC CONSULTING: Scandipharm hereby engages Dura and Dura hereby accepts such engagement and agrees to provide transition and integration management, consulting and advisory services to Scandipharm in connection with the business operations of Scandipharm, upon the terms and conditions set forth in this Agreement. By entering into this Agreement, Scandipharm does not delegate to Dura any powers, duties or responsibilities which it is prohibited by law from delegating. Scandipharm also retains such other authority as shall not have been expressly delegated to Dura pursuant to this Agreement.
Management and supervisory personnel of Scandipharm shall report to a representative designated by Dura (the "Dura Representative") who shall be an employee of Dura. The initial Dura Representative shall be James W. Newman.
Any changes in such designation shall be effected by Dura in Dura's sole discretion at any time by notice to Scandipharm. Reports to the Dura Representative by management and supervisory personnel of Scandipharm shall be in such manner and form and at such times as shall be reasonably required by the Dura Representative, and such management and


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supervisory personnel and the other employees of Scandipharm shall implement the decisions and directives of the Dura Representative relating to the operation of Scandipharm's business and consistent with this Agreement. During the term of this Agreement, Scandipharm shall consult with, and reasonably consider the advice of, Dura with respect to the following items before implementing any of such items:

   (i) the establishment and the change of Scandipharm operational procedures;


   (ii)   a change in product pricing or marketing strategy;

   (iii)  the making of regulatory filings;

   (iv)   purchases of capital equipment in excess of $50,000;

   (v)    preparation of 1998 forecasts and budgets;

   (vi)   institution of legal proceedings;

   (vii)  a change in cash management procedures or systems;

   (viii) changes in MIS or other operational computer systems.

   Dura and Scandipharm recognize and agree that the strategic integration of the respective sales persons and product lines of Dura and Scandipharm, and relationships with employees in general, are critically important to the success of the combined company following the merger. Accordingly, during the term of the Agreement, Scandipharm, subject to the terms and premises hereof, shall use its best efforts to implement the Dura Representative's recommendations regarding:

   (i)    control and direction of the Scandipharm sales force; and

   (ii) retention benefits, severance and other items regarding Scandipharm employees.

   Consistent with the foregoing, managers of the Scandipharm sales force shall report to the Dura Representative as frequently as is reasonably requested by Dura.

   Notwithstanding anything to the contrary herein, if Scandipharm reasonably believes that following the advice of the Dura Representative would materially prejudice the interests of Scandipharm, then Scandipharm shall not be obligated to follow such advice. Upon making such a determination, Scandipharm shall notify Dura in writing of the basis of its objections, and


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thereafter Dura and Scandipharm shall meet and confer upon implementation of an alternative recommendation acceptable to Scandipharm.


   II. PROPRIETARY INTEREST: The systems, methods, procedures and controls employed by Dura and unique to Dura's operations or developed by Dura in connection with the operation of its own business and any written materials or brochures developed by Dura to document the same (other than documents relating to the Dura products to be comarketed by Scandipharm) are to remain the property of Dura and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Scandipharm.

   III.   TERM OF AGREEMENT:

          A. THE TERM: The Term of this Agreement shall commence and shall be effective as of the Effective Date and, unless earlier terminated in accordance with the terms of Paragraph VI, shall terminate on the earlier to occur of (i) the Closing, or (ii) June 30, 1998.

          B. SURVIVAL: Scandipharm shall be liable for any wages or benefits earned or accrued by its employees and owing to them under applicable law, Scandipharm's policies and procedures or otherwise (including under the terms of any applicable union contract) and Scandipharm shall indemnify, defend and hold harmless Dura from and against any and all costs, expenses and liabilities with respect thereto (the "Benefits Indemnity"). Scandipharm specifically acknowledges and agrees that in the event of the termination of this Agreement other than upon the Closing, such Benefits Indemnity shall survive the termination of this Agreement and Scandipharm shall be and remain liable to Dura with respect thereto.

   IV. TERMINATION: Dura may terminate this Agreement at any time upon one business day's notice to Scandipharm.

   V. ASSIGNMENT: This Agreement and the duties hereunder shall not be assigned or delegated in whole or in part by either party, it being understood and agreed that this Agreement is personal to Scandipharm and Dura.

   VI. NOTICES: All notices required or permitted hereunder shall be given in writing and shall be delivered in the manner and at the addresses set forth in the Merger Agreement.

   VII. RELATIONSHIP OF THE PARTIES: The relationship of the parties shall be that of owner and independent contractor and all acts performed by Dura during the term hereof by Dura shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or


                                         -3-

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joint venture or lease between Scandipharm, its successors and assigns on the one hand, and Dura, its successors and assigns on the other hand. Dura will not be liable in the performance of its duties for any loss incurred by or damage to
Scandipharm.   Scandipharm shall indemnify, defend and hold Dura harmless from any loss incurred by or damage to Dura where such loss or damage results from the negligence or willful misconduct of Scandipharm in performing its obligations under the Agreement or a breach by Scandipharm of its obligations hereunder.

   VIII. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of their successors, and shall be construed in accordance with the laws of the State of Delaware. This Agreement may not be modified or amended except by written instrument signed by both of the parties hereto.

   IX. CAPTIONS: The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

   X. ATTORNEYS' FEES: In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other party all costs incurred in connection therewith, including reasonable attorneys' fees.

   XI. SEVERABILITY: In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

   XII. CUMULATIVE; NO WAIVER: A right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be cumulative of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties thereto, as the case may be.

   XIII. AUTHORIZATION FOR AGREEMENT: The execution and performance of this Agreement by Scandipharm and Dura have been duly authorized by all necessary laws, resolutions or corporate action, and this Agreement constitutes the valid and enforceable obligations of Scandipharm and Dura in accordance with its terms.


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   XIV.   COUNTERPARTS:  This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

   XV. THIRD PARTY BENEFICIARY: Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

   XVI. NO OTHER EFFECT ON MERGER AGREEMENT: Each of the parties hereby acknowledges and agrees that entry into this Agreement, and the performance of their respective obligations hereunder, and the termination of this Agreement by Dura under Section IV, shall have no other effect on the Merger Agreement including, without limitation, the satisfaction of the conditions thereto or any rights of the parties with respect to termination thereof.

   XVII. NO HIRING: Without the prior written consent of the other party, neither party hereto, nor any affiliate of either such party, shall offer employment to, or employ, any person then employed, or employed within the preceding ninety days, by the other party hereto prior to the earlier of (A) the Closing under the Merger Agreement, or (B) January 1, 1999. The provisions of htis Section XVII shall survive the termination of this Agreement and any termination of the Merger Agreement.

   IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed, as of the day and year first above written.

                                  SCANDIPHARM, INC.

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                                  By:
                                     -----------------------------------------
                                  Its:
                                      ----------------------------------------


                                  DURA PHARMACEUTICALS, INC.

                                       ---------------------------------------
                                  By:  Cam L. Garner
                                  Its: Chairman, President and Chief Executive
                                       Officer